Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 12, 2025, which includes an explanatory paragraph relating to Subversive Bitcoin Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of Subversive Bitcoin Acquisition Corp as of July 28, 2025 and for the period from May 13, 2025 (inception) through July 28, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 12, 2025